Exhibit 12
Offshore Tool & Energy Corporation
Computation of Consolidated Earnings to Fixed Charges
(Dollars in Thousands)

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
                                                            For the            For the
                                                          period from        period from
                                             1998      9/18/97-12/31/97   1/1/97 - 9/17/97     1996          1995         1994
                                          ---------    ----------------   ----------------   --------      ---------     --------
Net Income                                1,297,000         620,000            527,000        406,000      (399,000)     (725,000)
Provision for income taxes                  167,000          29,000            284,000        218,000            -              -
                                          ---------         -------            -------       --------      ---------     --------
Earnings before provision for income
 taxes                                    1,464,000         649,000            811,000        624,000      (399,000)     (725,000)
                                          ---------         -------            -------       --------      ---------     --------
Fixed charges:
  Interest expense                        1,944,000         209,000              3,000          1,000            -              -
  Interest portion of rentals                68,000         120,400                 -              -             -              -
                                          ---------         -------            -------       --------      ---------     --------
Total fixed charges                       2,012,000         329,400              3,000          1,000            -              -
                                          ---------         -------            -------       --------      ---------     --------

Earnings before provision for income
  taxes and fixed charges                 3,476,000         978,400            814,000        625,000      (399,000)     (725,000)
                                          =========         =======            =======        =======      =========     ========

Ratio of earnings to fixed charges          57.8826%        33.6672%            0.3686%        0.1600%       0.0000%       0.0000%
                                          =========         =======            =======        =======      =========     ========
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